Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of FlexShopper, Inc. on Form S-3 (No. 333-219017) and S-8 (No. 333-203509, No. 333-210487 and No. 333-225222) of our report dated March 11, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 11, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 11, 2019